                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549



                                   FORM 8-K/A2
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported): May 18, 1998


                            GIGA-TRONICS INCORPORATED
               (Exact Name of Registrant as Specified in Charter)


         California                  0-12719                   94-2656341
(State or Other Jurisdiction     (Commission File           (I.R.S. Employer
     of Incorporation )              Number)              Identification Number)


                             4650 Norris Canyon Road
                           San Ramon, California 94583
               (Address of Principal Executive Offices) (Zip Code)



Registrant's telephone number, including area code:           (925) 328-4650

  Item 2.    Acquisition or Disposition of Assets

              On May 18, 1998, Giga-tronics Incorporated, a California corporation (the "Registrant"), acquired Microsource, Inc., a California corporation("Microsource"), by merging Giga Micro Corp., a wholly-owned subsidiary of the Registrant, with and into Microsource, with Microsource as the surviving corporation. The purchase price (the "Purchase Price") consisted of $1,500,000 plus contingent payments based upon future net income of Microsource during the two fiscal years after the effective time of the merger. By virtue of the merger, Microsource became a direct, wholly-owned subsidiary of the Registrant, and all of Microsource's outstanding capital stock prior to the merger was converted into rights to receive a pro rata portion of the Purchase Price. Additionally, all outstanding options and warrants to purchase shares of Microsource common stock which were not exercised prior to closing were cancelled.

                 Prior to the merger, James Cole served as a member of the Board of Directors of both the Registrant and Microsource. In addition, immediately prior to the merger, the Registrant owned 3,985,069 shares, equaling approximately 12%, of the outstanding Common Stock of Microsource and had a note receivable from Microsource in the amount of $1,553,000.

             The Registrant timely filed a Current Report of Form 8-K, dated May 18, 1998, on June 1, 1998, reporting in Item 2, the acquisition by Registrant of Microsource, Inc., with the Securities and Exchange Commission.

             The Registrant further reported in Item 7 of such Report, that it would file financial statements of the acquired corporation within the time period as specified by the rules relating to filing reports on a Current Report on Form 8-K, by amendment.

                            GIGA-TRONICS INCORPORATED
                                      INDEX


PART I - FINANCIAL INFORMATION                                                                          Page No.
        ITEM 1    Not Applicable

        ITEM 2    Acquisition or Disposition of Assets.....................................................2

        ITEM 3
           to
        ITEM 6    Not applicable

        ITEM 7    Financial Statements and Exhibits

                  A.    Financial Statements

                  1.    Microsource, Inc.
                       (a)  Independent Auditors' Report...................................................5
                       (b)  Consolidated Balance Sheet - December 31, 1997.................................6
                       (c)  Consolidated Statement of Income  -
                                  For the Year Ended December 31, 1997.....................................7
                       (d)  Consolidated Statement of Shareholders' Equity -
                                  For the Year Ended December 31, 1997.....................................8
                       (e)  Consolidated Statement of Cash Flows  -
                                  For the Year Ended December 31, 1997.....................................9
                       (f)  Notes to Consolidated Financial Statements...............................10 - 22

                  2.   Pro Forma Combined Financial Statements............................................23
                       (a)  Unaudited Pro Forma Condensed Combined Balance Sheet  -
                                  March 28, 1998..........................................................24
                       (b)  Unaudited Pro Forma Condensed Combined Statements of Operations -
                                  For the Year Ended March 28, 1998.......................................25
                       (c)  Notes to Unaudited Pro Forma Condensed Combined
                                  Financial Statements....................................................26

                  3.    Microsource, Inc.
                       (a)  Unaudited Condensed Balance Sheet -
                                 March 31, 1998...........................................................27
                       (b)  Unaudited Condensed Statements of Operations -
                                   For the Three Months Ended March 31, 1998 and 1997.....................28
                       (c)  Unaudited Condensed Statements of Cash Flows -
                                   For the Three months ended March 31, 1998 and 1997.....................29
                       (d)  Notes to Unaudited Condensed Financial Statements.............................30


SIGNATURES                        ........................................................................31


                                MICROSOURCE, INC.





                    REPORT ON AUDITS OF FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                        REPORT OF INDEPENDENT ACCOUNTANTS



The Board of Directors and Shareholders
Microsource, Inc.:

We have audited the accompanying balance sheets of Microsource, Inc. as of December 31, 1997 and 1996, and the related statements of income, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Microsource, Inc. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As more fully described in Note 2, the 1996 financial statements, including accumulated deficit at January 1, 1996 have been restated to reflect various prior period adjustments.




/s/     PriceWaterhouseCoopers
---------------------------------------------
PriceWaterhouseCoopers
San Francisco, California
June 5, 1998

                                MICROSOURCE, INC.
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996

                                 ASSETS
                                                                            1997                   1996
                                                                                            (Restated - Note 2)
                                                                        ------------        -------------------
Current assets:
    Cash                                                                $    156,617           $    155,432
    Accounts receivable, trade, net of allowance for bad debts of $68,840 and $48,910
          for 1997 and 1996, respectively                                  1,535,735              1,751,485
    Revenue in excess of billings                                              5,289                     --
    Inventories                                                            4,328,477              4,571,569
    Prepaid expenses and other current assets                                180,045                257,549
                                                                        ------------           ------------
              Total current assets                                         6,206,163              6,736,035
Accounts receivable - related party                                               --                754,728
Property and equipment, net                                                2,003,531              2,197,018
Other assets                                                                 136,788                128,933
                                                                        ------------           ------------
                                                                        $  8,346,482           $  9,816,714
                                                                        ============           ============
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable                                                    $  1,253,683           $    979,621
    Accrued liabilities                                                      683,482                491,846
    Billings in excess of costs                                                   --                220,427
    Customer deposits                                                      1,861,465              1,138,682
    Bank line-of-credit                                                    1,500,000              1,500,000
    Notes payable to related parties                                       1,432,051                210,000
    Current maturities of capital lease obligations                           80,147                129,872
    Current maturities of equipment loans                                     95,863                     --
    Current portion of long-term debt                                      1,021,871                499,443
                                                                        ------------           ------------
              Total current liabilities                                    7,928,562              5,169,891

Capital lease obligations, less current maturities                            56,864                142,796
Equipment loans, less current maturities                                     276,265                     --
Long-term debt                                                                    --                686,038
Other liabilities                                                            245,051                290,819
                                                                        ------------           ------------
              Total liabilities                                            8,506,742              6,289,544
                                                                        ------------           ------------
Commitments (Note 6)

Shareholders' equity (deficit):
    Preferred stock, no par value, aggregate liquidation
          preference of $19,809,100                                       19,268,100             19,268,100
    Common stock                                                             237,470                387,403
    Notes receivable from shareholders                                       (47,548)              (235,068)
    Accumulated deficit                                                  (19,618,282)           (15,893,265)
                                                                        ------------           ------------
              Total shareholders' equity (deficit)                          (160,260)             3,527,170
                                                                        ------------           ------------
                                                                        $  8,346,482           $  9,816,714
                                                                        ============           ============

        The accompanying notes are an integral part of these statements.

                                MICROSOURCE, INC.
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996




                                                                  1997                  1996
                                                                                 (Restated - Note 2)
                                                              ------------       -------------------

Revenues:
    Net revenues                                              $  7,152,594           $  8,248,188
                                                              ------------           ------------

Operating costs and expenses:
    Cost of revenues                                             7,686,828              5,552,566
    Research and development                                     1,309,444              1,007,847
    Marketing                                                      603,321                709,203
    General and administrative                                   1,314,385                929,537
                                                              ------------           ------------

                                                                11,080,978              8,199,153
                                                              ------------           ------------

              Operating income (loss)                           (3,761,384)                49,035

Write-down of investment in VertiCom                                    --               (983,475)

Interest expense, net                                             (435,669)              (228,216)

Gain on sale of investment in VertiCom                             350,368                     --

Other income                                                       122,468                 43,388
                                                              ------------           ------------

              Loss before provision for income taxes            (3,724,217)            (1,119,268)

              Income tax expense                                       800                  1,929
                                                              ------------           ------------

                 Net loss                                     $ (3,725,017)          $ (1,121,197)
                                                              ============           ============

        The accompanying notes are an integral part of these statements.

                                MICROSOURCE, INC.
                  STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                           PREFERRED STOCK - NO PAR VALUE
                                                    -------------------------------------------------------------------------------
                                                      SERIES A      SERIES B      SERIES C    SERIES D    SERIES E       SERIES F
                                                    ------------  -----------   -----------  ----------  ----------     -----------
Balance, January 1, 1996, as previously
      Reported                                        $738,700    $1,889,500    $1,466,700   $2,794,000  $7,315,800     $5,063,400

Prior period adjustment, net (Note 2)

Restated balance, January 1, 1996                      738,700     1,889,500     1,466,700    2,794,000   7,315,800      5,063,400
Stock issued upon exercise of options
Stock returned upon cancellation of note receivable
      from shareholder

Increase in notes receivable from shareholders
Net loss (restated - Note 2)

Balance, December 31, 1996                             738,700     1,889,500     1,466,700    2,794,000   7,315,800      5,063,400
Stock issued upon exercise of options
Increase in notes receivable from shareholders
Reserve established for note in default
Net loss
Balance, December 31, 1997                            $738,700    $1,889,500    $1,466,700   $2,794,000  $7,315,800     $5,063,400
                                                    ==========   ===========  ============  ===========  ==========   ============
Shares of Preferred and Common Stock:
   Shares authorized                                   790,000       633,333       461,535      666,667   4,788,544     12,000,000
                                                    ==========   ===========  ============  ===========  ==========   ============
   Shares issued and outstanding:
      December 31, 1996                                790,000       633,333       461,535      666,667   4,491,540     10,585,166
                                                    ==========   ===========  ============  ===========  ==========   ============
      December 31, 1997                                790,000       633,333       461,535      666,667   4,491,540     10,585,166
                                                    ==========   ===========  ============  ===========  ==========   ============
Liquidation preference                                $750,500    $1,900,000    $1,500,000   $3,000,000  $7,366,100     $5,292,500
                                                    ==========   ===========  ============  ===========  ==========   ============


                                                                       NOTES
                                                                     RECEIVABLE
                                                        COMMON          FROM
                                                        STOCK           SHARE-      ACCUMULATED
                                                     NO PAR VALUE       HOLDERS        DEFICIT                TOTAL
                                                     -------------  -------------   -------------         ------------
Balance, January 1, 1996, as previously
      Reported                                           $403,866    $(247,357)     $(8,732,632)           $10,691,977

Prior period adjustment, net (Note 2)                                                (6,039,436)            (6,039,436)

Restated balance, January 1, 1996                         403,866     (247,357)     (14,772,068)             4,652,541
Stock issued upon exercise of options                         200                                                  200
Stock returned upon cancellation of note receivable
      from shareholder                                    (16,663)      16,663                                       -
Increase in notes receivable from shareholders                          (4,374)                                 (4,374)
Net loss (restated - Note 2)                                                         (1,121,197)            (1,121,197)
Balance, December 31, 1996                                387,403     (235,068)     (15,893,265)             3,527,170
Stock issued upon exercise of options                          67                                                   67
Increase in notes receivable from shareholders                          (9,223)                                 (9,223)
Reserve established for note in default                  (150,000)     196,743                                  46,743
Net loss                                                                             (3,725,017)            (3,725,017)
Balance, December 31, 1997                               $237,470     $(47,548)    $(19,618,282)           $  (160,260)
                                                      ===========   ===========   ==============           ===========
Shares of Preferred and Common Stock:
   Shares authorized                                   40,000,000                                           59,340,079
                                                      ===========                                          ===========
   Shares issued and outstanding:
      December 31, 1996                                 3,512,227                                           21,140,468
                                                      ===========                                          ===========
      December 31, 1997                                 3,512,892                                           21,141,133
                                                      ===========                                          ===========
Liquidation preference                                                                                     $19,809,100
                                                                                                           ===========




        The accompanying notes are an integral part of these statements.

                                MICROSOURCE, INC.
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

                                                                                            1997                  1996
                                                                                                          (Restated - Note 2)
                                                                                        -----------       -------------------
Cash flows from operating activities:
   Net loss                                                                             $(3,725,017)          $(1,121,197)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                         667,814               665,520
      Write-down of investment in VertiCom                                                       --               983,475
      Gain on sale of investment in VertiCom                                               (350,368)                   --
      Loss on cancellation of note receivable from shareholder                               46,743                    --
      Decrease (increase) in accounts receivable, trade, net                                215,750               (86,488)
      Increase in revenue in excess of billings                                              (5,289)                   --
      Decrease (increase) in accounts receivable, related party                              24,459              (459,718)
      Decrease (increase) in inventories                                                    243,092              (939,264)
      Decrease (increase) in prepaid expenses and other current assets                       77,504               (59,007)
      Increase in notes receivable from shareholders                                         (9,223)               (4,374)
      Increase in accounts payable and other accrued  liabilities                           465,698               149,916
      Decrease in accounts payable - related party                                               --               (60,725)
      Increase in customer deposits                                                         722,783               460,719
      (Decrease) increase in billings in excess of costs                                   (220,427)              220,427
      Increase in other assets and liabilities                                              (53,623)              (63,605)
                                                                                        -----------           -----------
            Net cash used in operating activities                                        (1,900,104)             (314,321)
Cash flows from investing activities:
   Purchase of property and equipment                                                      (122,279)             (532,994)
   Proceeds from sale of VertiCom investment                                              1,080,637                    --
                                                                                        -----------           -----------
            Net cash provided by (used in) investing activities                             958,358              (532,994)
                                                                                        -----------           -----------
Cash flows from financing activities:
   Proceeds from issuance of notes payable to related parties                             1,432,051               320,000
   Repayments on notes payable to related parties                                          (210,000)             (110,000)
   Borrowings under line of credit                                                               --               500,000
   Payments under capital lease obligations and equipment loans                            (115,577)             (217,558)
   Proceeds from issuance of long-term debt                                                 400,000             1,500,000
   Repayments on long-term debt                                                            (563,610)           (1,052,704)
   Proceeds from issuance of common stock                                                        67                   200
                                                                                        -----------           -----------
            Net cash provided by financing activities                                       942,931               939,938
               Net increase in cash                                                           1,185                92,623
Cash, beginning of year                                                                     155,432                62,809
                                                                                        -----------           -----------
Cash, end of year                                                                       $   156,617           $   155,432
                                                                                        ===========           ===========
Supplemental disclosure of noncash financing activities:
   Equipment acquired through equipment loans and capital lease obligations             $   352,048           $   101,716
                                                                                        ===========           ===========
   Stock returned upon cancellation of note receivable from shareholder                 $   150,000           $    16,663
                                                                                        ===========           ===========
   Accounts receivable - related party converted to investment in VertiCom              $   730,269           $        --
                                                                                        ===========           ===========
Supplemental disclosure of cash flow information:
   Interest paid                                                                        $   324,882           $   239,213
                                                                                        ===========           ===========
   Income taxes paid                                                                    $       800           $    13,195
                                                                                        ===========           ===========

        The accompanying notes are an integral part of these statements.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


1.     NATURE OF BUSINESS:

       Microsource, Inc. (the Company) manufactures microwave components and subsystems including YIG oscillators, filters and multipliers for worldwide commercial and governmental use. The Company is also engaged in research and development of new and experimental technology in the microwave component field. The Company sells primarily to defense contractors under U.S. government contracts. See Note 16 for a discussion of the sale of the Company to Giga-tronics, Inc. (Giga-tronics) in May 1998.


2.     PRIOR PERIOD ADJUSTMENTS:

       During 1997, it was determined that the Company had used inappropriate accounting for certain long-term contracts in prior periods. Adjustments have been made to conform with generally accepted accounting principles, as more fully described under revenue recognition in Note 3. The Company's management has determined that certain of these adjustments properly related to amounts reported in periods prior to January 1, 1996. Accordingly, the beginning balance of accumulated deficit at January 1, 1996, as previously reported has been restated to reflect the overstatement of income related to contracts in prior years. These adjustments aggregated $298,184 on a pretax basis and have been presented on an after-tax basis of $6,039,436. The tax effect of such adjustments of $5,741,252 is comprised of a deferred tax benefit of $115,303 and deferred tax expense of $5,856,555, which expense relates to the establishment of a full valuation allowance on the net deferred tax asset previously not reserved for at December 31, 1995. The 1996 financial statements as previously reported have also been restated for these adjustments. The impact on the 1996 statement of income was to increase loss before provision for income taxes by $936,709, decrease tax expense by $317,151, and increase net loss by $619,658. The impact on the 1996 balance sheet primarily related to an increase in customer deposits of $951,994 and a decrease in deferred taxes of $5,424,101, related to providing a full valuation allowance.


3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

           USE OF ESTIMATES:

           The preparation of financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued:

           CASH AND CASH EQUIVALENTS:

           The Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. There were no cash equivalents outstanding at December 31, 1997 and 1996.

           INVESTMENT:

           At December 31, 1996, the Company owned 17% of VertiCom, Inc. (VertiCom), a related company through its investment in shares of common stock, as converted (see Note 15). The Company accounts for its investment using the cost method. Recoverability of the carrying amount of the investment is reviewed periodically by management and reserves are established as required. At December 31, 1996, the Company determined the investment in VertiCom's common stock to be permanently impaired and reduced the carrying value to zero. This investment was sold in 1997.

           ACCOUNTS RECEIVABLE:

           Accounts receivable are principally from large defense contractors under U.S. government contracts. At December 31, 1997, four contractors represented 56% of accounts receivable trade. At December 31, 1996, three contractors represented approximately 62% of accounts receivable, trade. Two customers represented approximately 29% of net revenues for the year ended December 31, 1997. One customer represented approximately 17%, of net revenue for the year ended December 31, 1996. The Company generally requires no collateral from its customers. The Company performs ongoing evaluations of its customers and maintains reserves for potential credit losses. Such losses have been within management's expectations.

           INVENTORIES:

           Inventories are recorded at the lower of cost or market. Cost is determined using the average cost method.

           PROPERTY AND EQUIPMENT:

           Property and equipment are recorded at cost. Depreciation is recorded using the straight-line method over estimated useful lives of three to seven years. Leasehold improvements are amortized over the lives of the respective leases.

           Expenditures for repairs and maintenance are charged to expense incurred. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the statement of income.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


3.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, continued:

           DEFERRED RENT:

           Rent expense is recognized in an amount equal to the minimum guaranteed base rent plus future rental increases amortized on the straight-line basis over the terms of the lease, including free rent periods. Included in other long-term liabilities is the excess of rent expense over required rental payments. The deferred rent balance at December 31, 1997 and 1996 was $236,131 and $281,898,
           respectively.

           REVENUE RECOGNITION:

           Revenue from the pre-production portion of long-term contracts is recognized under the percentage of completion method computed at the percentage of estimated total revenues that incurred costs to date bears to total estimated costs. Revisions in cost and revenue estimates are reflected in the period in which the facts become known. When revised cost estimates indicate a loss on an individual contract, the total estimated loss is provided for currently.

           Revenue earned on contracts in progress in excess of billings is classified as a current asset. Billings in excess of costs represent amounts billed in excess of revenue earned.

           Revenues from production contracts and other product sales are recognized upon shipment to the customer.

           Customer deposits represent customer prepayments for product sales.

           INCOME TAXES:

           In accordance with Statement of Financial Accounting Standards No. 109, deferred income taxes are provided for differences between the financial and tax basis of an asset or liability that will result in taxable or deductible amounts in future years when the asset or liability is recovered or settled, respectively. A valuation allowance is recognized for deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The net income tax expense or benefit is the tax payable or refundable, respectively, for the period plus or minus the change during the period in deferred tax assets and liabilities.

           ADVERTISING:

           The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1997 and 1996 was $16,390 and $54,917, respectively.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


4.     INVENTORIES:

       Inventories are summarized as follows:

                                                           1997                   1996
                                                                          (Restated - Note 2)
                                                        -----------       -------------------
Raw materials and components                            $ 5,235,424           $ 3,976,329
Work in process                                             864,496             1,561,113
                                                        -----------           -----------
                                                          6,099,920             5,537,442
Reserve for obsolete and slow moving inventory           (1,771,443)             (965,873)
                                                        -----------           -----------
                                                        $ 4,328,477           $ 4,571,569
                                                        ===========           ===========

5.     PROPERTY AND EQUIPMENT:

       Property and equipment consists of the following:

                                                            1997                    1996
                                                                             (Restated - Note 2)
                                                        ------------         -------------------
Equipment                                               $  8,645,961           $  8,860,329
Equipment under capital leases                               775,177              1,193,479
Leasehold improvements                                       205,812                201,866
                                                        ------------           ------------
                                                           9,657,403             10,286,127
Less accumulated depreciation and amortization            (7,653,872)            (8,089,109)
                                                        ------------           ------------
Property and equipment, net                             $  2,003,531           $  2,197,018
                                                        ============           ============


       Accumulated amortization on equipment under capital leases was $182,348 and $536,303 at December 31, 1997 and 1996, respectively.


6.     LINE-OF-CREDIT:

       The Company has a bank line-of-credit with an outstanding balance of $1,500,000 at December 31, 1997 and 1996. Under the terms of the agreement, the Company may borrow the lesser of $1,500,000 or 80% of its qualified accounts receivable. The amounts outstanding under the line bear interest at the bank's prime rate (8.5% at December 31, 1997) plus 2.00%. This line was repaid as part of the Company's acquisition in May 1998 (see Note 16).

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


7.     LONG-TERM DEBT:

       In 1996, the Company entered into a bank note payable of $1,000,000 with 36 monthly principal installments of $27,778 beginning July 5, 1996. The note bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 2% and is due on June 4, 1999. The balance outstanding at December 31, 1997 and 1996 was $500,000 and $833,333, respectively.

       In 1996, the Company entered into a bank note payable of $415,274. The note bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 2.5%. The note is payable in monthly principal installments of $12,553 and is due on April 5, 1999. The balance outstanding at December 31, 1997 and 1996 was $201,871 and $352,508, respectively.

       The Company had a bank note payable due in monthly installments of $30,303. The entire principal and related interest were repaid during 1996.

       In 1997, the Company entered into a bank note payable of $400,000. The note bears interest at the bank's prime rate (8.5% at December 31, 1997) plus 1.5%. The note is payable in monthly principal installments of $11,429 and is due on April 5, 2000.
       The balance outstanding at December 31, 1997 was $320,000.

       The annual principal maturities of long-term debt are as follows:

          1998                                           $        617,304
          1999                                                    350,873
          2000                                                     53,694
                                                         ----------------
                                                         $      1,021,871
                                                         ================


       The bank line-of-credit (see Note 6) and bank notes payable are collateralized by accounts receivable, inventories, and certain equipment of the Company. The credit agreements require the Company to maintain profitable operations, minimum levels of net worth and working capital and specified ratios of current assets to current liabilities and of debt to net worth. At December 31, 1997, the Company was in violation of certain covenants and, accordingly, has classified this as a current liability.

       All bank debt was repaid as part of the Company's acquisition in May 1998 (see Note 16).


8.     NOTES PAYABLE TO RELATED PARTIES:

       In 1996, the Company entered into promissory notes payable of $320,000 with certain shareholders of the Company. A $110,000 note was repaid during 1996. The notes bear interest at 10% and were repaid in January 1997.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


8.     NOTES PAYABLE TO RELATED PARTIES, continued:

       In October 1997, the Company entered into a promissory note payable to Giga-tronics for $750,000. The note bears interest at 10% per annum. Principal ($750,000 at December 31, 1997) and accrued interest are due in May 1998. The note is collateralized by certain equipment owned by the Company. In May 1998, Giga-tronics purchased the Company (see Note 16).

       In 1997, the Company entered into promissory notes payable aggregating $682,051 to various investors at an interest rate of 10%. Principal payments of $303,526 and $378,525 along with accrued interest were payable on September 30, 1997 and December 31, 1997, respectively. At December 31, 1997, the Company was in default on such payments. These notes were repaid as part of the Company's acquisition in May 1998 (see
       Note 16).

       In connection with the issuance of the Giga-tronics and other investor promissory notes, the Company agreed to issue warrants to purchase shares of the Company's common stock, equal to 10% of the face value of the outstanding notes payable balance per month, at an exercise price of $0.10 per share. 7,357,885 warrants relating to this debt were outstanding and exercisable at December 31, 1997.

       Interest expense on notes payable to related parties was $35,656 and $8,500 for the years ended December 31, 1997 and 1996, respectively.


9.     LEASE OBLIGATIONS:

       The Company leases office, research and manufacturing facilities and certain equipment under long-term operating leases and also leases production, research and development and office equipment under capital leases. Certain operating leases include provisions for increases in the minimum rent.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS




9.     LEASE OBLIGATIONS, continued:

       The following is a schedule of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments, at December 31, 1997:

                                                         CAPITAL                 OPERATING
                                                         LEASES                   LEASES
                                                       ----------              -----------
                  1998                                  $  95,635              $   468,387
                  1999                                     27,682                  468,387
                  2000                                     19,642                  480,707
                  2001                                     18,761                  534,526
                  2002                                          -                  534,526
               Thereafter                                       -                  178,178
                                                         --------              ===========
Total minimum lease payments                              161,720              $ 2,664,711
                                                                               ===========

Less amount representing interest                         (24,709)
                                                         --------

Present value of net minimum lease payments               137,011

Less amount due within one year                            80,147
                                                         --------

                                                         $ 56,864
                                                         ========


       Total minimum rental commitments under noncancelable operating leases exclude minimum sublease rentals of $349,239. Total sublease income, included in other income, for the years ended December 31, 1997 and 1996 was $126,996 for both years. Total rent expense was $512,430 and $436,983 in 1997 and 1996, respectively.

       Obligations under certain capital leases are collateralized by interest-bearing deposits held by lessors in amounts equal to approximately 5 percent of the leased equipment's value at the inception of the lease. The related deposits held by lessors amounted to $20,210 and $51,093 at December 31, 1997 and 1996, respectively.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


10.    EQUIPMENT LOANS:

       In 1997, the Company entered into several equipment loans with a leasing company. The notes bear interest of 11% and are collateralized by the related equipment.

       The following is a schedule of future minimum payments for equipment loans, at December 31, 1997:

              1998                                       $       132,652
              1999                                               112,252
              2000                                                91,852
              2001                                                91,852
              2002                                                32,446
                                                         ----------------

Total minimum payments                                           461,054

Less amount representing interest                               (88,926)
                                                         ----------------

Present value of net minimum payments                            372,128

Less amount due within one year                                   95,863
                                                         ----------------

                                                         $       276,265
                                                         ================

11.    INCOME TAXES:

       The provision for income taxes is composed of the following:



                                                        1997                      1996
                                                                          (Restated - Note 2)
                                                  --------------      --------------------------
                 Current:
                     Federal                                   -      $                    1,129
                     State                        $          800                             800
                                                  ---------------     ---------------------------

                                                  $          800      $                    1,929
                                                  ===============     ===========================


                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


11.    INCOME TAXES, continued:

       The Company's net deferred tax asset is summarized as follows:

                                                         1997                                       1996
                                      -------------------------------------- -----------------------------------------------
                                        FEDERAL        STATE           TOTAL         FEDERAL        STATE          TOTAL
                                      -----------    -----------    -----------    -----------    -----------    -----------
Tax effect of net operating loss
      Carryforwards                   $ 5,795,711    $   269,856    $ 6,065,567    $ 4,655,441    $   227,133    $ 4,882,574
Research and experimental credit
      Carryforwards                       338,703         71,585        410,288        338,703         71,585        410,288
Nondeductible inventory reserves          416,560         71,482        488,042        265,665         47,960        313,625
Other differences between financial
      reporting and tax bases of
      assets and liabilities              179,488         30,753        210,241        227,906         41,095        269,001
Alternative minimum tax credit
      Carryforwards                        15,682          1,602         17,284         15,682          1,602         17,284
                                      -----------    -----------    -----------    -----------    -----------    -----------

Net deferred tax asset                  6,746,144        445,278      7,191,422      5,503,397        389,375      5,892,772
Valuation allowance                    (6,746,144)      (445,278)    (7,191,422)    (5,503,397)      (389,375)    (5,892,772)
                                      -----------    -----------    -----------    -----------    -----------    -----------
Net deferred tax asset                         --             --             --             --             --             --
                                      ===========    ===========    ===========    ===========    ===========    ===========

       The Company has provided a full valuation allowance against its net deferred tax asset at December 31, 1997 and 1996 due to the uncertainty of its realization. The change in the valuation allowance for the years ended December 31, 1997 and 1996 was $1,298,650 and $36,217, respectively.

       The differences between financial reporting and tax bases of assets and liabilities relate primarily to accelerated depreciation and the nondeductibility of certain reserves.

       The Company's tax rate differs from the federal statutory rate of 34% due primarily to state taxes, permanent differences primarily due to the write-down of the investment in VertiCom, and the change in valuation allowance.

       The Company has net operating loss carryforwards of approximately $17,046,000 for federal income tax purposes and $4,625,000 for California state franchise tax purposes at December 31, 1997. The Company also has available research and experimental tax credit carryforwards of approximately $338,000 for federal income tax purposes and $72,000 for California state franchise tax purposes at December 31, 1997. Such carryforwards expire in varying amounts through the year 2008. The state net operating loss carryforward is net of the 50% carryover limitation.

       Changes in ownership will limit the amount of net operating loss carryforwards available to offset future taxable income under IRS Code
       Section 382 (see Note 16).

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


12.    CAPITAL STOCK:

           PREFERRED STOCK:

           Preferred shareholders are entitled to voting and dividend rights (noncumulative) equal to those of common shareholders on the basis of the number of common shares to which the preferred stock may be converted. In the event of any liquidation, holders of preferred shares have priority over holders of common shares in the amount of their liquidation preference plus any unpaid dividends. Preferred shares are convertible into shares of common stock at December 31, 1997, on the following basis: Series A,1:1; Series B,1:1; Series C,1:2.2; Series D,1:2.4; Series E,1:1.6; Series F,1:1.

           The conversion price is subject to adjustment based on certain events, including issuance of additional common stock. At any time on or after the date on which any common stock is sold to the public by the Company (or selling shareholders, if any) in a public offering registered under the Securities Act of 1933 at a per share gross public offering price of not less than (i) $4.00 with respect to each of the Series A Preferred Stock and Series B Preferred Stock (ii) $5.90 with respect to the Series C Preferred Stock (iii) $8.17 with respect to the Series D Preferred Stock, and (iv) $3.05 with respect to the Series E Preferred Stock and Series F Preferred Stock, and with respect to Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock, resulting in gross proceeds to the Corporation of at least $5,000,000, then the Corporation may, at its election, cause all or any portion of the Preferred Stock to be converted at the Conversion Price with respect to such Preferred Stock then in effect.

           WARRANTS:

           Warrants outstanding at December 31, 1997, are as follows:

                                          NUMBER OF              EXERCISE
                WARRANT TYPE               SHARES                 PRICE
                ------------               ------                 -----
           Series F Preferred Stock         685,166               $0.50
           Common stock (Note 8)          7,357,885               $0.10

           The Series F Preferred Stock warrants were issued in connection with certain notes payable which are no longer outstanding. None of the warrants were issued at an exercise price of less than the fair market value of the underlying stock at the time of issuance. In conjunction with the acquisition of the Company in May 1998 (see Note
           16), 1,596,000 of the common stock warrants were exercised by Giga-tronics. The remaining Series F Preferred and common stock warrants were canceled April 21, 1998.

           SHARES OUTSTANDING:

           At December 31, 1997, a total of 21,810,341 shares of common stock have been reserved for conversion of the preferred stock.

                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


13.    STOCK OPTION PLANS:

       The Company has incentive and nonqualified stock option plans which provide for options to be granted to officers, directors and employees at purchase prices that are equal to fair market value at the date of grant, all as determined by the Board of Directors. Employee options are exercisable upon grant. Options granted to members of the Board of Directors are exercisable one year from the date of grant. The right of exercise generally expires ten years from the date of grant. The Company may repurchase stock issued under the plans at the exercise price. The Company's repurchase option expires at the rate of 25 percent annually from the date of grant, the date of employment or such other date determined by the plan administrator. At December 31, 1997, 652,500 options outstanding are still subject to this repurchase arrangement.

       During 1997, approximately 2,000 previously outstanding options with an exercise price of $.75 were converted to options with an exercise price of $.10. No compensation expense was associated with this conversion.

       In 1997, total shares authorized for the stock option plans increased by 1,000,000 shares to 4,000,000.

       The following table summarizes activity under the Company's stock option plans for the years ended December 31, 1997 and 1996:

                                                                NUMBER       WEIGHTED
                                                                 OF          AVERAGE
                                                               SHARES      EXERCISE PRICE
                                                             ----------      -----
Options outstanding at December 31, 1995                        496,965      $0.10
    Exercised                                                    (2,000)      0.10
    Canceled                                                     (7,575)      0.10
    Granted                                                     500,000       0.10
                                                             ----------      -----

Options outstanding at December 31, 1996                        987,390       0.10
    Exercised                                                      (665)      0.10
    Canceled                                                    (20,100)      0.10
    Granted                                                     135,000       0.10
                                                             ----------      -----

Options outstanding and exercisable at December 31, 1997      1,101,625      $0.10
                                                             ==========      =====


                                MICROSOURCE, INC.

                          NOTES TO FINANCIAL STATEMENTS


13.    STOCK OPTION PLANS, continued:

       The following table summarizes information with respect to stock options outstanding at December 31, 1997:

                               OPTIONS OUTSTANDING                                            OPTIONS EXERCISABLE
         --------------------------------------------------------------------------------------------------------------------------
Range of   Number               Weighted Average             Weighted Average              Number            Weighted Average
Exercise   Outstanding at          Remaining                    Exercise                Exercisable              Exercise
Prices       12/31/97        Contractual Life (Years)              Price                  at 12/31/97               Price
------   ----------------   ----------------------------    --------------------      -----------------      --------------------
$0.10        1,101,625                   7.42                        $0.10                   1,101,625               $0.10

       The following information concerning the Company's stock option plans is provided in accordance with SFAS No. 123, Accounting for Stock-Based Compensation. The Company accounts for the plans in accordance with APB No. 25 and related Interpretations.

       The fair value of each option grant-date has been estimated on the date of grant using the minimum value method with the following weighted average assumptions used for grants in 1997 and 1996:

                                                                   1997                     1996
                                                                 --------                ---------
Risk-free interest rates                                          6.15%                   6.15%

Expected life                                                    10 years                 10 years


       No proforma income information is provided as the weighted-average exercise price exceeds fair value.

       On April 24, 1998, this Plan was canceled in conjunction with the acquisition of the Company (see Note 16).


14.    401(k) TAX DEFERRED SAVINGS PLAN:

       The Company has a 401(k) Tax Deferred Savings Plan covering eligible employees who elect to participate. If it elects to do so, the Company may contribute matching and discretionary contributions to the Plan. No contributions were made by the Company in 1997 or 1996.

                                MICROSOURCE, INC.


                          NOTES TO FINANCIAL STATEMENTS


15.    RELATED PARTY TRANSACTIONS:

       At December 31, 1996, the Company owned 17% of VertiCom, Inc., a related company through its investment in common stock, which had a zero carrying value (see Note 3). At December 31, 1996, the Company had a receivable from VertiCom of $754,728, representing reimbursable expenses incurred on behalf of VertiCom. In March 1997, the Company converted $730,269 of related party accounts receivable to 982,336 shares of Verticom Series A Preferred Stock. The remaining $24,459 was written off during the year ended December 31, 1997.

       In 1997, the Company sold its Series A Preferred Stock investment in VertiCom with a carrying value of $730,269, for $1,080,637 and recognized a gain of $350,368.

       In 1997 and 1996, respectively, the Company incurred $266,202 and $656,347 of expenses that were reimbursed by VertiCom. In addition, the Company had sales to VertiCom of $1,942 and $60,227 for the years ended 1997 and 1996, respectively.

       During 1997, a former employee defaulted on a $150,000 shareholder note receivable. The Company has established a reserve against this note and related common stock at December 31, 1997. The Company recorded a loss of $46,743 for the accrued interest related to this note.

       Effective May 4, 1998, the notes receivable from shareholders of $47,548 and the related 500,500 shares issued for these notes were both canceled in connection with the acquisition of the Company (see Note 16).


16.    SUBSEQUENT EVENTS:

       In May 1998, the majority of the Company's shareholders approved the sale of the Company to Giga-tronics. Upon acquisition, Giga-tronics advanced funds to the Company to repay its bank debt and notes payable to previous shareholders. Advances of approximately $4,455,000 were made to the Company from January 1, 1998 through June 1, 1998.

       Giga-tronics intends to make advances to the Company, as necessary, to support operating cash flow requirements, at a minimum, through July 1999.

                GIGA-TRONICS INCORPORATED AND MICROSOURCE, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

           The accompanying unaudited pro forma condensed combined financial statements present pro forma financial information for the Company giving effect to the Company's acquisition of 100% of the outstanding Common Stock of Microsource on May 18, 1998 (the "Transaction"). The unaudited pro forma condensed combined balance sheet as of March 28, 1998 is presented as if the transaction had occurred as of that date. The unaudited pro forma condensed combined statement of operations for the year ended March 28, 1998 is presented as if the transaction had occurred on March 30, 1997. The pro forma results of operations for the year ended March 28, 1998 is based on Giga-tronics fiscal year end of March 28; Microsource's fiscal year end has been changed from December 31, 1997 to March 31, 1998 to conform with the year end of Giga-tronics by including the results of operations for the 3 month period ending March 31, 1998 and subtracting the three month period ending March 31, 1997. The accompanying unaudited pro forma condensed combined financial information and notes thereto do not purport to represent what the Company's results of operations or financial position would have been if such Transaction had in fact occurred on such dates and should not be viewed as predictive of the Company's financial results or condition in the future. The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements of the Company and subsidiaries in the Company's Annual Report on Form 10-K for the year ended March 28, 1998.

                 GIGA-TRONICS INCORPORATED AND MICROSOURCE, INC.
              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 MARCH 28, 1998
                                 (In Thousands)

                                                                     Pro Forma
                                                                     Adjustments    Pro Forma
                                                      Giga-tronics  (See Note 2)    Combined
                                                      ------------  ------------  ------------
                    ASSETS
Current assets
      Cash and cash equivalents                         $  4,611      $ (2,603)     $  2,008
      Investments                                          5,724            --         5,724
      Notes receivable                                       860          (860)           --
      Trade accounts receivable, net                       6,924         1,390         8,314
      Inventories, net                                     8,064         3,661        11,725
      Prepaid expenses                                       997           254         1,251
      Deferred income taxes                                2,092            --         2,092
                                                        --------      --------      --------
Total current assets                                      29,272         1,842        31,114

Property and equipment, net                                2,745         4,370         7,115
Patents and licenses                                         577            --           577
Other assets                                                  78         1,323         1,401
                                                        --------      --------      --------
Total assets                                            $ 32,672      $  7,535      $ 40,207
                                                        ========      ========      ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
      Line of credit                                    $     --      $  1,500      $  1,500
      Current portion of long term debt                       --           913           913
      Notes payable                                           --           682           682
      Accounts payable                                     2,659           985         3,644
      Accrued commissions                                    516            33           549
      Accrued payroll and benefits                           939           340         1,279
      Accrued warranty                                       673            63           736
      Customer advances                                      612         2,004         2,616
      Other current liabilities                              697           498         1,195
                                                        --------      --------      --------
                  Total current liabilities                6,096         7,018        13,114
Long term debt, excluding current portion                     --            --            --
Obligations under capital lease and other long term
obligations                                                   58           517           575
Deferred income taxes                                         57            --            57
                                                        --------      --------      --------
                      Total liabilities                    6,211         7,535        13,746

                    Shareholders' equity
Preferred stock of no par value;
Common stock of no par value;                             11,532            --        11,532
Unrealized gain (loss) on investments                        (18)           --           (18)
Retained earnings                                         14,947            --        14,947
                                                        --------      --------      --------
                 Total shareholders' equity               26,461            --        26,461
                                                        --------      --------      --------
Total liabilities and shareholders' equity              $ 32,672      $  7,535      $ 40,207
                                                        ========      ========      ========



  See accompanying notes to unaudited condensed combined financial statements.

                 GIGA-TRONICS INCORPORATED AND MICROSOURCE, INC.
         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                            YEAR ENDED MARCH 28, 1998
                     (In Thousands except per share amounts)

                                                                                Pro Forma          Pro Forma
                                             Giga-tronics     Microsource      Adjustments          Combined
                                             -----------      -----------      -----------         -----------
Net sales                                    $    36,813      $     6,262      $        --         $    43,075

Cost of sales                                     21,024            8,119               88(a)           28,231
                                             -----------      -----------      -----------         -----------

Gross profit (loss)                               15,789           (1,857)             (88)             13,844

Product development                                6,200            1,332               46(a)            7,578
Selling, general and administrative                8,537            2,063               20(a)           10,620
Amortization of intangibles                          435               --              265(b)              700
                                             -----------      -----------      -----------         -----------

Operating expenses                                15,172            3,395              331              18,898

Operating income (loss)                              617           (5,252)            (419)             (5,054)

Other income (expense)                                22              722               29(c)              773
Interest income, net                                 457               --               --                 457
                                             -----------      -----------      -----------         -----------

Earnings (loss) before income taxes                1,096           (4,530)            (390)             (3,824)

Provision (benefit) for income taxes                 329                1               --                 330
                                             -----------      -----------      -----------         -----------

Net earnings (loss)                          $       767      $    (4,531)     $      (390)        $    (4,154)
                                             ===========      ===========      ===========         ===========


Earnings (loss) per common share - basic     $      0.18                                           $     (0.96)
                                             ===========                                           ===========

Weighted average basic
      Common shares outstanding                4,319,000                                            4,319,000
                                             ===========                                           ===========




  See accompanying notes to unaudited condensed combined financial statements.

                 GIGA-TRONICS INCORPORATED AND MICROSOURCE, INC.
                 NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

Note 1:  BASIS OF PRESENTATION

On May 18, 1998, Giga-tronics Incorporated, acquired 100% of the outstanding common stock of Microsource, Inc. a California corporation ("Microsource"), by merging Giga Micro Corp., a wholly-owned subsidiary of the Registrant, with and into Microsource, with Microsource as the surviving corporation. The purchase price (the "Purchase Price") consisted of $1,500,000 plus contingent payments based upon future net income of Microsource during the two fiscal years after the effective time of the merger. By virtue of the merger, Microsource became a direct, wholly-owned subsidiary of Giga-tronics and all of Microsource's outstanding capital stock prior to the merger was converted into rights to receive a pro rata portion of the Purchase Price. The acquisition of Microsource has been accounted for by the purchase method. Additionally, all outstanding options and warrants to purchase shares of Microsource common stock which were not exercised prior to closing were cancelled.

Note 2:  ALLOCATION OF PURCHASE PRICE

The total purchase price of $1,500,000 has been allocated on a preliminary bases to the net assets acquired based on the estimated fair value below:

             Accounts receivable                                               $ 1,390,000
             Net Inventory                                                       3,661,000
             Prepaid expenses                                                      254,000
             Property Plant & Equipment                                          4,370,000
             Goodwill                                                            1,323,000
             Assumption of Line of Credit                                       (1,500,000)
             Assumption of bank term loans and short term Capital leases          (913,000)
             Assumption of Notes to Related Parties                               (682,000)
             Assumption of Accounts Payable                                       (985,000)
             Accrued Commissions assumed                                           (33,000)
             Accrued Payroll Assumed                                              (340,000)
             Accrued Warranty Assumed                                              (63,000)
             Customer Advances Assumed                                          (2,004,000)
             Other current liabilities Assumed                                    (498,000)
             Assumption of Long Term lease and other obligations                  (517,000)
                                                                               -----------
                                                                                 3,463,000
             Less Advances to Microsource, net, and transaction cost            (1,963,000)
                                                                               -----------
                                                                                 1,500,000
                                                                               ===========

Advances to Microsource include $1,800,000 of additional advances, net, made between March 31, 1997 and May 18, 1998. In addition the Company incurred transaction costs of $163,000.

Note 3:  PRO FORMA ADJUSTMENT

a) Represents increased depreciation on the step up basis (to fair Market Value) on property plant and equipment.

b) Represents amortization of goodwill created as a result of the acquisition of Microsource, Inc. The Goodwill will be amortized over a 5 year period.

c) Represents interest accrued by Microsource on notes due to Giga-tronics for which no income had previously been recorded by Giga-tronics.

                                MICROSOURCE, INC.
                       UNAUDITED CONDENSED BALANCE SHEETS
                      MARCH 31, 1998 AND DECEMBER 31, 1997

                            ASSETS                        March 31, 1998   December 31,1997
                                                          --------------   ----------------
Current Assets:
  Cash                                                     $     51,436      $    156,617
  Accounts receivable, trade net of allowance for bad
      debts of $14,532 and $68,840 for 1998 and 1997,           703,399         1,535,735
      respectively
  Revenue in excess of billings                                      --             5,289
  Inventories                                                 4,477,814         4,328,477
  Prepaid expenses and other current assets                     149,820           180,045
                                                           ------------      ------------
                  Total current assets                        5,382,469         6,206,163

Property and equipment-net                                    1,852,097         2,003,531
Other assets                                                    209,753           136,788
                                                           ------------      ------------

                                                           $  7,444,319      $  8,346,482
                                                           ============      ============
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
  Accounts payable                                         $  1,601,788      $  1,253,683
  Accrued liabilities                                           998,385           683,482
  Customer deposits                                           1,769,189         1,861,465
  Bank line-of-credit                                         1,500,000         1,500,000
  Notes payable to related parties                            1,542,051         1,432,051
  Current maturities of capital lease obligations                26,925            80,147
  Current maturities of equipment loans                         131,460            95,863
  Current portion of long-term debt                             561,893         1,021,871
                                                           ------------      ------------

                          Total current liabilities           8,131,691         7,928,562
                                                           ------------      ------------

Capital lease obligations, less current maturities               51,875            56,864
Equipment loans, less current maturities                        253,273           276,265
Long-term debt                                                  249,288                --
Other liabilities                                               233,609           245,051
                                                           ------------      ------------

                          Total liabilities                   8,919,736         8,506,742
                                                           ------------      ------------

Commitments

Shareholders' equity (deficit):
  Preferred stock, no par value, aggregate liquidation
        Preference of $19,809,100                            19,268,100        19,268,100
Common stock                                                    189,905           237,470
Notes receivable from shareholders                                   --           (47,548)
Accumulated deficit                                         (20,933,422)      (19,618,282)
                                                           ------------      ------------
             Total shareholders' equity (deficit)            (1,475,417)         (160,260)
                                                           ------------      ------------
                                                           $  7,444,319      $  8,346,482
                                                           ============      ============



    See accompanying notes to the unaudited condensed financial statements.

                                MICROSOURCE, INC.
                    UNAUDITED CONDENSED STATEMENTS OF INCOME
          FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND MARCH 31, 1997


                                                1998             1997
                                            -----------      -----------
Revenues
  Net revenues                              $ 1,506,419      $ 2,397,635
                                            -----------      -----------

Operating costs and expenses:
  Cost of revenues                            1,870,948        1,439,544
  Research and development                      330,571          307,324
  Marketing                                     145,411          142,552
  General and administrative                    414,722          272,429
                                            -----------      -----------

                                              2,761,652        2,161,849
                                            -----------      -----------
  Operating Income (loss)                    (1,255,233)         235,786

Interest expense, net                          (118,393)         (73,397)

Other income                                     58,486         (715,699)
                                            -----------      -----------

  Loss before provision of income taxes      (1,315,140)        (553,310)

  Income tax expense                                 --               --
                                            -----------      -----------

                             Net loss       $(1,315,140)     $  (553,310)
                                            ===========      ===========


    See accompanying notes to the unaudited condensed financial statements.

                                MICROSOURCE, INC.
                  UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                                                        1998             1997
                                                                   -----------      -----------
Cash flows from operating activities:
  Net loss                                                         $(1,315,140)     $  (553,310)
  Adjustments to reconcile net loss to net
  cash provided by (used in) operating activities
     Depreciation and amortization                                     179,229          193,537
     Decrease in accounts receivable, trade, net                       832,336           29,169
     Increase in revenue in excess of billings                           5,289               --
     Decrease in accounts receivable, related party                         --          754,728
     Increase in inventories                                          (149,337)        (299,933)
     Decrease in prepaid expenses and other current assets              30,225           18,400
     Increase in notes receivable from shareholders                        (17)          (2,306)
     Increase (decrease) in accounts payable and other
     accrued liabilities                                               663,008           (5,916)
     Decrease in customer deposits                                     (92,276)        (130,855)
     Decrease in billings in excess of costs                                --         (220,427)
     Increase in other assets and liabilities                          (84,407)         (30,584)
                                                                   -----------      -----------
     Net cash provided by (used in) operating activities                68,910         (247,497)
                                                                   -----------      -----------

Cash flows from investing activities:
     Purchase of property and equipment                                (27,795)         (79,036)
                                                                   -----------      -----------
           Net cash provided by (used in) investing activities         (27,795)         (79,036)
                                                                   -----------      -----------

Cash flows from investing activities:
     Proceeds from issuance of notes payable to related
     parties                                                           110,000               --
     Repayments on notes payable to related parties                         --         (210,000)
     Borrowings under line of credit                                        --          400,000
     Payments under capital lease obligations and
     equipment loans                                                   (45,606)         (29,704)
     Proceeds from issuance of long-term debt                               --          408,793
     Repayments on long-term debt                                     (210,690)        (155,274)
     Proceeds from issuance of common stock                                 --            2,001
                                                                   -----------      -----------
        Net cash (used in) provided by financing activities           (146,296)         415,816
                                                                   -----------      -----------
             Net (decrease) increase in cash                          (105,181)          89,283

     Cash, beginning of period                                         156,617          155,432
                                                                   -----------      -----------

      Cash, end of period                                          $    51,436      $   244,715
                                                                   ===========      ===========



    See accompanying notes to the unaudited condensed financial statements.

                                MICROSOURCE, INC.
                NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS


 (1)   Basis of Presentation

The unaudited condensed financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures are adequate to make the information presented not misleading. These condensed financial statements should be read in conjunction with the audited financial statements and the notes thereto for the year ended December 31, 1997.

The unaudited condensed financial statements included herein reflect all adjustments that are, in the opinion of management, necessary to state fairly the results for the periods presented. The results for such periods are not necessarily indicative of the results to be expected for the full fiscal year ending March 27, 1999, or any other future periods.

(2)    Inventories

Inventories are stated at the lower of average cost or market. As of March 31, 1998, inventories consist of the following:

Raw materials and components                                           $ 4,626,047
Work in process                                                          1,622,876
                                                                       -----------
                                                                         6,248,923
Reserve for obsolete and slow moving inventory                          (1,771,109)
                                                                       -----------
                                                                       $ 4,477,814
                                                                       ===========

(3)    Revenue Recognition

Revenue is recognized upon product shipment, except for the pre-production portion of long term contracts which is recognized on a percentage of completion method.

                                   SIGNATURES




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                        GIGA-TRONICS INCORPORATED
                                               (Registrant)





Date:   07/27/98                        /s/      George H. Bruns, Jr.
     ----------------                   ----------------------------------------
                                        George H. Bruns, Jr.
                                        Chairman and Chief Executive Officer
                                        (Principal Executive Officer)







Date:    07/27/98                       /s/      Mark H. Cosmez II
     ----------------                   ----------------------------------------
                                        Mark H. Cosmez II
                                        Vice President, Finance and
                                        Chief Financial Officer
                                        (Principal Accounting Officer)